Exhibit 4.58

Amended and Restated Loan Agreement

This Amended and Restated Loan Agreement (this “Agreement”) is made as of May 7, 2018 in Beijing, by and between:

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

 Registered Address: 3/F, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B: Hailong Xiang

 ID Card No.

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (the “PRC”);

2.	Party B is a Chinese citizen holding 0.5% equity interests in Beijing Baidu Netcom Science Technology Co., Ltd. (“Baidu Netcom”); and

3.

Party A and Party B have entered into an Loan Agreement dated March 31, 2018 (the “Original Loan Agreement”), under which Party A lent a loan equal to RMB10,856,400 to Party B for payment of the price of its acquiring 0.5% equity interests in Baidu Netcom. Party A and Party B intend to enter into this Agreement to replace the Original Loan Agreement and set forth their respective new rights and obligations.

NOW, THEREFORE, Party A and Party B agree as follows through negotiations:

1.	Pursuant to the terms and subject to the conditions of this Agreement, Party A agrees to provide to Party B and Party B agrees to accept, a loan at an aggregate amount of RMB32,106,400.

2.	Party B confirms its receipt of the loan and has applied the loan in its entirety to pay the price for its acquiring equity interests in Baidu Netcom.

3.

The term of the loan under this Agreement shall commence on the day of receipt of the loan by Party B until the 10th anniversary of the date on which this Agreement is executed, which term is renewable upon agreement by the Parties in writing; provided, however, that the loan provided hereunder could be accelerated for immediate repayment by Party B pursuant to this Agreement at the request of Party A in writing at any time during the term of the loan or any renewal thereof if:

(1)	Party B resigns from or is dismissed by Party A or any affiliate of Party A;

(2)	Party B is dead, without civil legal capacity or with limited civil legal capacity;

(3)	Party B is found with criminal offense or involvement therein;

(4)	A claim is raised against Party B by any third party for an amount exceeding RMB100,000; or

(5)

Subject to the laws of the PRC, Party A or any of its nominees may make investment in Baidu Netcom for operation of value-added telecommunication services and other services, such as internet information services, and Baidu, Inc. or any of its nominees has elected to exercise its option by issuing a written notice to Party B to purchase the equity interests in Baidu Netcom under the Amended and Restated Exclusive Equity Purchase and Transfer Option Agreement referenced in article 4 hereof.

4.

It is agreed and acknowledged that, subject to and to the extent permitted by the laws of the PRC, Baidu, Inc., as the holding company of Party A, shall have the right but no obligation to purchase or nominate any other person (including any natural person, legal entity or other entity) to purchase all or any part of the equity interests in Baidu Netcom held by Party B (the “Call Option”), provided that Baidu, Inc. shall issue a written notice to Party B to exercise the Call Option. Upon Baidu, Inc.’s issuance of such written notice, Party B shall, as requested and instructed by Party A, immediately transfer all of its equity interests in Baidu Netcom to Baidu, Inc. or any of its nominees at the original investment price (the “Original Investment Price”) or any other price acceptable to Baidu, Inc. required under applicable laws. It is agreed and acknowledged that upon exercising the Call Option by Baidu, Inc., if the lowest price of the equity interests permitted under applicable laws is higher than the Original Investment Price, the price payable by Baidu, Inc. or any of its nominees shall be the lowest price permitted under applicable laws. The Parties agree to enter into an Amended and Restated Exclusive Equity Purchase and Transfer Option Agreement with respect to the foregoing in this Article 4.

5.

It is agreed and acknowledged that Party B shall repay the loan only as follows: upon its maturity and at the request of Party A in writing, the loan provided hereunder shall be repaid by Party B (or any of its heirs, successors or assigns) with the proceeds from transfer of its equity interests in Baidu Netcom to Baidu, Inc. or any of its nominees to the extent permitted under the PRC laws, or otherwise agreed by the Parties.

6.

It is agreed and acknowledged that in connection with transfer of the equity interests by Party B to Baidu, Inc. or any of its nominees upon maturity of the loan, if the proceeds from such transfer are legally required to or otherwise exceed the principal of the loan, Party B agrees to pay such excess amount, net of any individual income tax and other taxes and fees payable by Party B, to Baidu, Inc. or any of its nominees at sole decision of Baidu, Inc. to the extent permissible by the law.

7.	It is agreed and acknowledged that Party B shall not be deemed to have fulfilled its obligations under this Agreement until:

(1)	it has transferred all of its equity interests in Baidu Netcom to Baidu, Inc. or any of its nominees; and

(2)

it has paid to Party A all of the proceeds from the equity interest transfer or the maximum amount thereof permitted under applicable laws (including principal and the highest interest accrued thereupon permitted under applicable laws) as repayment of the loan.

8.

To secure performance of its obligations under this Agreement, Party B agrees to pledge all of his equity interests in Baidu Netcom to Party A (the “Equity Pledge”). It is acknowledged that an Amend and Restated Equity Pledge Agreement in respect of the foregoing in this Article 8 has been made as of [    ], 2018.

9.	As of the date hereof, Party A represents and warrants to Party B that:

(1)	Party A is a wholly foreign-owned enterprise incorporated and validly existing under the laws of the PRC;

(2)

Party A has the right to execute and perform this Agreement. The execution and performance of this agreement by Party A comply with its business scope, articles or any other organization document, and Party A has obtained all approvals and authorizations necessary and appropriate for its execution and performance of this Agreement;

(3)	The principal of the loan to Party B is legally owned by Party A;

(4)

Execution and performance of this Agreement by Party A does not violate any law, regulation, approval, authorization, notice or other governmental document by which it is bound or affected, or any agreement between Party A and any third party, or any covenant made by Party A to any third party; and

(5)	This Agreement, once executed, shall constitute legal, valid obligations of Party A and enforceable against Party A in accordance with its terms.

10.	As of the date hereof until the end of this Agreement, Party B represents and warrants to Party A that:

(1)	Baidu Netcom is a limited liability company incorporated and validly existing under the laws of the PRC and Party B is a legal holder of the equity interests in Baidu Netcom;

(2)

Party B has the right to execute and perform this Agreement. The execution and performance by Party B of this Agreement comply with the articles or any other organizational document of Baidu Netcom, and Party B has obtained all approvals and authorizations necessary and appropriate for its execution and performance of this Agreement;

(3)

Execution and performance of this Agreement by Party B does not violate any law, regulation, approval, authorization, notice or other governmental document by which it is bound or affected, or any agreement between Party B and any third party, or any covenant made by Party B to any third party;

(4)	This Agreement, once executed, shall constitute legal, valid obligations of Party B and enforceable against Party B in accordance with its terms;

(5)	Party B has made all contributions required by law for its holding equity interests in Baidu Netcom;

(6)

Unless otherwise provided under the Amended and Restated Equity Pledge Agreement and the Amended and Restated Exclusive Equity Purchase and Transfer Option Agreement, Party B does not create any mortgage, pledge or other security over its equity interests in Baidu Netcom, or make any offer to any third party to transfer its equity interests, or make any promise as to any offer to purchase its equity interests from any third party, or execute any agreement with any third party to transfer its equity interests;

(7)	There are no pending or potential disputes, litigation, arbitration, administrative proceedings or other legal proceedings in connection with the equity interests in Baidu Netcom held by Party B; and

(8)	Baidu Netcom has completed all necessary governmental approvals, licenses, registrations and filings.

11.	Party B undertakes that during the term of this Agreement, it shall:

(1)

not sell, transfer, pledge or otherwise dispose of its equity interests or other interests in Baidu Netcom, or to allow creation of any other security interest thereupon without the prior written consent of Party A, except for the equity pledge or other right created for the benefit of Party A;

(2)

not vote for, support or execute any shareholder resolutions at Baidu Netcom’s shareholder’s meetings permitting sale, transfer, pledge or other disposal of any of its legal or beneficiary ownership of the equity interests in Baidu Netcom or creation of any other security interest thereupon without the prior written consent of Party A, except for those made to Party A or any of its nominees;

(3)

not vote for, support or execute any shareholder resolutions at Baidu Netcom’s shareholder meetings permitting Baidu Netcom to merge or combine with, or acquire or invest in, any person without Party A’s prior written consent;

(4)	promptly inform Party A of any pending or threatened litigation, arbitration or administrative proceeding relating to the equity interests of Baidu Netcom;

(5)

execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate lawsuits or make all necessary and appropriate defenses against all claims in order to maintain its ownership of equity interests in Baidu Netcom;

(6)	refrain from any act and/or omission that may materially affect the assets, business and liabilities of Baidu Netcom without the prior written consent of Party A;

(7)	appoint any person nominated by Party A as executive director of Baidu Netcom, upon Party A’s request;

(8)

in connection with Party A’s exercise of the Call Option provided hereunder, transfer promptly and unconditionally all equity interests in Baidu Netcom held by Party B to Party A and/or any of its nominees, to the extent and within the scope permissible under the laws of the PRC;

(9)	not request Baidu Netcom to distribute dividends or profits to it;

(10)

upon transfer of its equity interests in Baidu Netcom to Party A or any of its nominees, pay the entire proceeds received by it from transfer of the equity interests to Party A as repayment of the loan or otherwise to the extent permitted under the laws of the PRC; and

(11)

strictly comply with the terms of this Agreement, perform the obligations under this Agreement, and refrain from any act or omission that could affect the validity and enforceability of this Agreement.

12.	Party B undertakes that in its capacity of a shareholder of Baidu Netcom and during the term of this Agreement, it shall procure Baidu Netcom:

(1)

not to supplement, amend or modify its articles of association, or increase or decrease its registered capital, or to change its capital structure in any form without the prior written consent of Party A;

(2)	to maintain its existence and handle matters prudently and affectively in accordance with good financial and business rules and practices;

(3)

not to sell, transfer, mortgage or otherwise dispose of, nor to permit the creation of any other security interest on, any of its legal or beneficial interests in its assets, business or income without the prior written consent of Party A, at any time as of the date of this Agreement;

(4)

not to incur, succeed, guarantee or permit the existence of any liabilities without the prior written consent of Party A, except for any liabilities (i) arising from the ordinary or day-to-day course of business instead of through Party B; and (ii) disclosed to Party A or approved by Party A in writing;

(5)	to operate all businesses on a continued basis and maintain the value of its assets;

(6)

not to execute any material contracts (for the purpose of this Section 12(6), a contract will be deemed material if its value exceeds RMB500,000) without the prior written consent of Party A, other than those executed during the ordinary course of business;

(7)	to provide all information regarding its operations and financial affairs at Party A’s request;

(8)	not to merge or combine with, acquire or invest in, any other person without the prior written consent of Party A;

(9)	not to distribute dividends to the shareholders without the prior written consent of Party A, and upon Party A’s request, to promptly distribute all distributable profits to the shareholders.

(10)	to promptly inform Party A of any pending or threatened litigation, arbitration or administrative proceeding relating to its assets, business or revenue;

(11)

to execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate lawsuits or make all necessary and appropriate defenses against all claims in order to maintain its ownership of its assets; and

(12)

to strictly comply with the terms of the Exclusive Technology Consulting and Services Agreement dated March 1, 2004, the Exclusive Technology Consulting and Services Supplementary Agreement dated August 9, 2004, and the Exclusive Technology Consulting and Services Agreement dated March 22, 2005, each by Baidu Netcom and Party A (collectively, the “Service Agreement”) and other agreements, duly perform its obligations thereunder, and refrain from any act or omission that could affect the validity and enforceability thereof.

13.

This Agreement is binding upon, and inures the benefit of, each of the Parties and their respective heirs, successors and permitted assigns. Without prior written consent of Party A, Party B shall not transfer, pledge or otherwise assign any of its rights, interests or obligations hereunder.

14.

Party B agrees that Party A may assign its rights and obligations hereunder to a third party by a written notice to Party B when it considers necessary. No further consent from Party B is required for such transfer.

15.	Execution, validity, interpretation, performance, amendment, termination and dispute resolution of this Agreement are governed by the laws of the PRC.

16.	Arbitration

(1)

Both Parties shall strive to resolve any dispute, conflicts, or claims arising from the interpretation or performance (including any issue relating to the existence, validity and termination) of this Agreement through negotiations in good faith. If no resolution is made within thirty (30) days after one Party requests for such resolution, either Party may submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”) in accordance with its then-effect rules. The arbitration award shall be final and conclusive and binding upon the Parties.

(2)	The place of the arbitration shall be Beijing.

(3)	The arbitration language shall be Chinese.

17.

This Agreement shall be made as of the date of its execution, and the Parties agree and confirm that the terms and conditions of this Agreement will become effective from the date when Party B receives the loan and expire on the date when each Party has completed its obligations hereunder.

18.	Party B shall not terminate or revoke this Agreement under any circumstances unless (1) Party A is found with gross negligence, fraud, or other material misconduct; or (2) Party A is in bankruptcy.

19.

This Agreement shall not be amended or modified without the written consent of the Parties hereto. Any matters not agreed upon in this Agreement may be supplemented by all Parties through the execution of a written agreement. The above amendments, modifications, supplements and any attachment of this Agreement shall be integral parts of this Agreement.

20.

This Agreement constitutes the entire agreements of the Parties with respect to the transaction herein and supersedes all prior verbal discussions and written agreements between the Parties, including without limitation the Original Loan Agreement. The Original Loan Agreement shall terminate as of the date on which this Agreement becomes effective and cease to have any effect upon the Parties.

21.	This Agreement is severable. The invalidity or unenforceability of any term shall not affect the validity or enforceability of the remainder of this Agreement.

22.

Each Party shall strictly protect the confidentiality of any information regarding the other Party’s business, operation, financial situation or other confidential information obtained under this Agreement or during the performance of this Agreement.

23.

Any obligation that is accrued or becomes due prior to expiry or early termination of this Agreement shall survive such expiry or early termination. Sections 15, 16, and 22 shall survive expiry or termination of this Agreement.

24.	This Agreement shall be executed in two originals, and each Party shall hold one thereof. Both originals shall have the same legal effect.

(No text below)

[Signature page only]

IN WITNESS WHEREOF, each Party has executed or caused this Agreement to be executed by its legal or authorized representative on its behalf as of the date first written above.

Party A:

Baidu Online Network Technology (Beijing) Co., Ltd. (seal)

Signature:	/s/ Legal representative/authorized representative

Party B:

Hailong Xiang

Signature:	/s/ Hailong Xiang